UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported) March 24, 2020

SUNLINK HEALTH SYSTEMS, INC.

(Exact Name of Registrant as Specified in Charter)

Ohio	1-12607	31-0621189
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 Circle 75 Parkway, Suite 1120, Atlanta, Georgia		30339
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (770) 933-7000

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a.-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities Registered Pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol	Name of each Exchange on which registered
Common Shares without par value Preferred Share Purchase Rights	SSY -	NYSE American, LLC -

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On March 24, 2020, SunLink Health Systems, Inc. announced that it is suspending Share Repurchase Program in light of the COVID-19 pandemic. SunLink’s management believes the suspension, while conservative, is prudent given uncertainty regarding the length and severity of the pandemic and potential uncertainty regarding the impact of the pandemic on the timeliness of reimbursement claims and payments under various Federal and state programs (e.g., Medicare and Medicaid) and from private payors. SunLink has the ability to reinstate repurchases as circumstances warrant subject to compliance with applicable SEC rules. The Company is unable to predict the impact of the continuation of the COVID-19 pandemic on the Company’s financial condition, results of operations, business, or prospects.

Prior to its suspension, the Program was scheduled to expire at 4:00 PM, New York City Time, on June 1, 2020, unless further extended or earlier terminated. As of 4:00 P.M. on March 24, 2020, 87,534 Shares have been purchased under the Program for an aggregate purchase price of $100,706. As of March 19, 2020, the Company had 293 shareholders of record. If the number of holders of record remains under 300, the Company would be entitled to Deregister. However, the Company does not know whether the number of holders of record will further change during the suspension of the Program. Currently, the Company does not expect to take any action to Deregister absent a material reduction below 300 in the number of holders of record or the extended stability of the number of holders of record below 300.

Risk Factors

COVID-19 Risks

In addition to amending its Schedule 13E-3 to announce the suspension of the Share Repurchase Program, SunLink has amended its Schedule 13E-3 under the heading “Forward Looking Statements” to include the following risk factor regarding the COVID-19 pandemic in addition to the risk factors described in SunLink’s Annual Report on Form 10-K for the fiscal year ended June 30, 2019.

Although Trace Regional Hospital, the Company’s sole remaining hospital has significant unused capacity, such hospital does not currently operate an intensive care unit. A reduction in the number of customary procedures performed at, or the census for, Trace Regional Hospital, whether due to the observance of shelter-at-home policies, heightened concern over the possibility of hospital acquired infections or otherwise would have a material adverse effect on SunLink’s consolidated results of operations and financial condition. The residents of the Company’s Floy Dyer Nursing Home, the Company sole remaining nursing home, are in age ranges that, independently or in conjunction with other health conditions, are at risk for higher mortality rates due to COVID-19. A sudden reduction in the census for Floy Dyer Nursing Home would have a material adverse effect on SunLink’s consolidated results of operations and financial condition.

The COVID-19 pandemic has significantly increased economic uncertainty. It is likely that the current outbreak or continued spread of COVID-19 will cause an economic slowdown, and it is possible that it could cause a global recession. While certain healthcare spending is considered non-discretionary and may not be significantly impacted by economic downturns, other types of healthcare spending may be adversely impacted by such conditions. When patients are experiencing personal financial difficulties or have concerns about general economic conditions, they may choose a high-deductible insurance plan or no insurance at all, which increases a hospital’s dependence on self-pay revenue. Moreover, a greater number of uninsured patients may seek care in our emergency rooms. Further, a greater number of persons may elect to forgo treatments and therapies provided by SunLink’s Specialty Pharmacy business.

Accordingly, even a short recession could, result in an increase in uncollectible self-pay revenues, decreased patient volume at Trace Regional Hospital as well as decreased sales volume and earnings by SunLink’s Specialty Pharmacy business.

  A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)  Exhibits. The following exhibit is filed herewith:

Exhibit
NumberDescription

99.1	SunLink Health Systems, Inc. Press Release issued on March 25, 2020 regarding it’s Share Repurchase Program.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

SUNLINK HEALTH SYSTEMS, INC.

By:	/s/ Mark J. Stockslager
Name:	Mark J. Stockslager
Title:	Chief Financial Officer

Dated: March 26, 2020

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

99.1	SunLink Health Systems, Inc. Press Release issued on March 25, 2020 regarding its Share Repurchase Program.